Exhibit 99.1

News Release For Immediate Release

Catasys’ Telehealth-Enabled OnTrakTM Programs See Surge in Enrollment and Engagement Amidst COVID-19 Pandemic

Customer Expansions Continue as Effective Outreach Pool Climbs to 145,000, Up 34% from Q4 2019

Santa Monica, CA – March 25, 2020 – Catasys, Inc. (NASDAQ: CATS) (“Catasys” or the “Company”), a leading AI-powered and telehealth-enabled, virtualized outpatient healthcare treatment company, today announced that the Company is surpassing a weekly rate of 500 member enrollments for the month of March. The Company historically averages approximately $6,500 net revenue per enrolled member. These members’ chronic medical conditions are being exacerbated by heightened anxiety, depression and substance use disorder.

Mr. Terren Peizer, Chairman and CEO of Catasys, stated, “While operating improvements and continued customer expansions that grew the effective outreach pool 34% from Q4 2019 have contributed in part to Q1 and March record enrollments, we would expect to see an increasingly positive impact over the year. Our surging March enrollment and the halving of disenrollment rates to 4.9% have in part been driven by the COVID-19 pandemic. As more states have recently entered the ‘stay at home’ and ‘lockdown’ phase of the pandemic, we anticipate continued and sustained improvements in our enrollment metrics.”

Dr. Julia Wright, Chief Medical Officer of Catasys, added: “Anxiety, depression and substance use are becoming more acute as families sequester themselves amidst COVID-19 pandemic uncertainties. We are seeing record levels of enrollment in the Catasys OnTrakTM programs because they are entirely telephonic, face none of the capacity restrictions of brick-and-mortar healthcare centers, and are delivered by our own Catasys-credentialed Care Coach employees who have deep experience in helping members cope with feelings of extreme stress. Social distancing has become a new Social Determinant of Health (SDoH). Our hybrid model of a nationwide, fully staffed virtual network of employee Care Coaches combined with a credentialed, virtualized telehealth network of behavioral health providers enables Catasys to avoid the capacity and quality issues of telehealth-only models. Now more than ever, our hybrid model’s use of local Catasys community care coordinators (CCCs) who can assist our members by solving the barriers to social determinants of health, such as access to food, further sets us apart. The clinical support and interventions of our Care Team today, can obviate the need for preventable hospitalization tomorrow.”

About Catasys, Inc.

Catasys, Inc. is a leading AI and telehealth enabled, virtualized outpatient healthcare treatment company, whose mission is to help improve the health and save the lives of as many people as possible. Its Catasys PRETM (Predict-Recommend-Engage) platform predicts people whose chronic disease will improve with behavior change, recommends effective care pathways that people are willing to follow, and engages people who aren’t getting the care they need. By combining predictive analytics with human engagement, Catasys delivers improved member health and validated outcomes and savings to healthcare payers.

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March 25, 2020

Catasys’ integrated, technology-enabled OnTrak solution, a critical component of the Catasys PRE platform, is designed to treat members with behavioral conditions that cause or exacerbate chronic medical conditions such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, which result in high medical costs.

Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance.

OnTrak integrates evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, along with care coaching and in-market Community Care Coordinators who address the social and environmental determinants of health, including loneliness. The program improves member health and delivers validated cost savings to healthcare payers of more than 50 percent for enrolled members. OnTrak is available to members of leading national and regional health plans in 28 states and in Washington, D.C.

Learn more at www.catasys.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact

For Investors:

Catasys, Inc.
Ariel Davis

Phone: 310-444-4346

Email:     ariel@catasys.com